Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Maxim Integrated Products, Inc. of our report dated August 21, 2019 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Maxim Integrated Product Inc.'s Annual Report on Form 10-K for the year ended June 29, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
August 21, 2019